Exhibit 10.1

March 13, 2020

Howard P. Walthall, Jr.

Dear Howard:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment with Organogenesis Holdings Inc. (together with its subsidiaries, the “Company”).

1. Separation of Employment. You acknowledge that your employment with the Company terminated without Cause effective March 10, 2020 (“Separation Date”). Your salary, less all required local, state, federal and other employment-related taxes and deductions, will be paid through the Separation Date. You acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company.

2. Bridge Severance. Subject to your execution and non-revocation of this Agreement, which includes a standard release of claims, and in exchange for the other mutual covenants set forth in this letter, the Company agrees to provide you with the following (the “Bridge Severance”):

(a) You will be paid severance in the gross amount of $206,000 less all required local, state, federal and other employment-related taxes and deductions. This sum represents six (6) months’ salary, and it will be paid as salary continuation in accordance with the regular payroll process of the Company, commencing on the Company’s next regular payday following the seventh (7th) business day after the date of this Agreement, provided, however, that such salary continuance shall be reduced dollar-for-dollar by the amount of salary, wages and consulting fees you earn during the six-month period immediately following the Separation Date in respect of your employment with, or the performance of paid consulting services as an independent contractor for, any entity or person. You further acknowledge that except for the specific financial considerations set forth in this Agreement, you have been paid and provided all wages, vacation pay and holiday pay as of the Separation Date.

(b) You will be paid within ten (10) days after the effectiveness of this Agreement an additional $42,400 less all required local, state, federal and other employment-related taxes and deductions, which represents all amounts remaining to be paid to you under that certain Settlement Agreement and Mutual Release dated as of February 14, 2020 by and among the Company, Prime Merger Sub, LLC and Kenneth L. Horton.

(c) Should you choose, the Company shall pay for executive outplacement services with a mutually agreeable outplacement provider for up to one year immediately following the Separation Date.

10933 N. Torrey Pines Road | La Jolla, California 92037 | United States	www.organogenesis.com

(d) Should you elect to continue your medical and dental benefits under COBRA, for the six-month period immediately following the Separation Date, the Company will pay the percentage of the premiums for such COBRA coverage that the Company pays for executive-level employees who receive the same type of medical and dental coverage.

(e) Should you elect to continue your life insurance benefits, for the six-month period immediately following the Separation Date, the Company will pay the percentage of the premiums for such life insurance coverage that the Company pays for executive-level employees who receive the same type of life insurance coverage.

3. Business Expenses. Any approvable expenses you have incurred through the Separation Date will be reimbursed in a timely manner once you submit an expense report with corresponding receipts.

4. Covenants by You. You expressly acknowledge and agree to the following:

(a) If you have a company lease vehicle, you agree to return the vehicle on or before the 30 day anniversary of the Separation Date. Additionally, you agree to return all Company documents (and any copies thereof whether in hard or electronic form), property (including, without limitation, keys, computers, iPads, computer disks and CD-ROMs, USB storage devices, pagers, phones and credit cards) and transfer any other Company information (including documents, files, etc.) within one (1) business day of the Separation Date. You may return Company documents, property and other Company information to the Company via FedEx using the Company account number. You agree to cooperate with Company representatives in the return of Company property.

(b) You agree to abide by the Invention, Non-Disclosure and Non-Competition Agreement dated on or about March 24, 2017 and attached hereto (the terms of which are hereby incorporated by reference) and to abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(c) You agree that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by law).

(d) You agree that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (and/or its officers, directors and managers) including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (and/or its officers, directors and managers).

(e) You agree that during the six-month period immediately following the Separation Date and subject to any obligations you may have to a current employer at the time, you will be required to provide to the Company reasonable transition services upon request (not to exceed seven (7) hours per month) and the Company will compensate you for such transition services

U.S.A. Corporate Headquarters
85 Dan Road | Canton, Massachusetts 02021 | United States Phone: +1 781.575.0775	www.organogenesis.com

at a rate of $15,450 per month, for total compensation of $92,700. The Company shall pay you the compensation for such transition services within ten (10) days after the end of each of the first six months following the Separation Date. Such compensation shall be paid monthly whether or not transition services are requested by Company during each month. In the event you do not provide such transition services as requested by the Company, the Company will not be obligated to provide the monthly compensation referred to in this Section 4(e), it being understood that your failure to provide such transition services shall not affect any other payment obligations the Company owes you under this Agreement.

(f) Subject to Section 4(e), you agree that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any compensation already paid to you pursuant to Section 2 of this letter.

5. Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the compensation discussed in Section 2 and other good and valuable consideration, you are waiving your right to assert any and all forms of legal Claims against the Company of any kind whatsoever, arising from the beginning of time through the date you execute this Agreement.

For purposes of this Section, the terms “Company” and “Organogenesis” include Organogenesis Holdings Inc. and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Organogenesis), parents, subsidiaries and all other related entities, and its and their shareholders, directors, officers, employees, trustees, agents, successors and assigns.

With the sole and limited exceptions set forth below, for purposes of this Section, the words “Claim” and “Claims” are intended to be as broad as the law allows and to mean: any and all charges, complaints and other form of action against the Company, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, including, without limitation:

(a) Claims under any Massachusetts (or any other state) or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including the federal Age Discrimination Employment Act and M.G.L. c. 151B;

(b) Claims under any other Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including without limitation the Massachusetts Wage Act (M.G.L. c. 149, § 148 et seq.);

(c) Claims under any Massachusetts (or any other state) or federal common law theory; and,

(d) Any other Claims arising under other state or federal law.

U.S.A. Corporate Headquarters

85 Dan Road | Canton, Massachusetts 02021 | United States Phone: +1 781.575.0775	www.organogenesis.com

Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement, and does not preclude you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but you will not be entitled to any monetary or other relief from the EEOC or from any Court as a result of litigation brought on the basis of or in connection with such charge. You further understand that nothing in this Agreement prohibits, or is intended in any manner to prohibit, you from reporting of a possible violation of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal law or regulation. You do not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

You expressly acknowledge and agree that, but for providing the foregoing release of Claims, you would not be receiving the Bridge Severance being provided to you under the terms of this Agreement.

6. Equity. You and we acknowledge that the Company granted you (a) a stock option with an effective date of May 4, 2017 covering 85,710 shares of the Class A common stock of the Company at an exercise price of $3.46 per share and (b) a stock option with an effective date of May 4, 2017 covering 203,000 shares of the Class A common stock of the Company at an exercise price of $3.46 per share (together, the “Stock Options”). All vesting of the Stock Options ceased on the Separation Date. As of the Separation Date, the Stock Options were exercisable in the aggregate for 207,510 shares of Class A common stock of the Company (“Vested Shares”). You have until ninety days (90) after the Separation Date to exercise the Stock Options to obtain any Vested Shares.

7. Entire Agreement/Choice of Law/Enforceability. You acknowledge and agree that, with the exception of the Invention, Non-Disclosure and Non-Competition Agreement identified in Section 4(b), this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

8. Understanding this Agreement. Before signing this Agreement, you should take whatever steps you believe are necessary to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a) By signing this Agreement, you are acknowledging that you have read it carefully and understand all of its terms.

U.S.A. Corporate Headquarters

85 Dan Road | Canton, Massachusetts 02021 | United States Phone: +1 781.575.0775	www.organogenesis.com

(b) You understand and acknowledge that, if you do not sign this Agreement, including the Release of Claims, you would not be receiving any Bridge Severance.

(c) You understand that, among other claims you are releasing in the Release of Claims, are any claims against the Company alleging discrimination on the basis of age.

(d) You are hereby advised and encouraged to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

(e) You are being given forty-five (45) days in which to consider this Agreement and whether to accept this Agreement (which may be waived by signing and returning this Agreement prior to the expiration of the forty-five (45) day period). If you choose to accept this Agreement within that time, you are to sign and date below and return it to the Company, c/o Human Resources, 85 Dan Road, Canton, MA 02021.

(f) Even after executing this Agreement, you have seven (7) business days after signing to revoke this Agreement. The Agreement will not be effective or enforceable until this seven (7) business day period has expired. In order to revoke your assent to this Agreement, you must, within seven (7) business days after you sign this Agreement, deliver a written notice of rescission to Human Resources at the address noted above. To be effective, the notice of rescission must be hand delivered or postmarked within the seven (7) business day period and sent by certified mail, return receipt requested, to the referenced address.

(g) You further acknowledge that you have received with this Agreement a list of job titles and ages of all employees, listed by job title, who were selected for termination; and a list of job titles and ages of employees in the same organizational unit who were not selected for termination.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this letter, that your agreements and obligations hereunder are made voluntarily, knowingly, and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this letter.

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours,

ORGANOGENESIS HOLDINGS INC.

By:	/s/ Tom Pearl	/s/ Howard P. Walthall, Jr.
	Tom Pearl	Howard P. Walthall, Jr.
	Vice President Human Resources	Dated: March 13, 2020

U.S.A. Corporate Headquarters

85 Dan Road | Canton, Massachusetts 02021 | United States Phone: +1 781.575.0775	www.organogenesis.com